Computershare Trust Company of Canada 100 University Avenue Toronto, Ontario M5J 2Y1 Telephone 1-800-663-9097 www.computershare.com Investor Services	Canada Australia Channel Islands Hong Kong Germany Ireland New Zealand Philippines South Africa United Kingdom USA

May 9,2003

To:

Alberta Securities Commission

British Columbia Securities Commission

Manitoba Securities Commission

Office of the Administrator, New-Brunswick

Securities Commission of Newfoundland

Ontario Securities Commission

Registrar of Securities, Prince Edward Island

Commission des valeurs mobilieres du Quebec

Nova Scotia Securities Commission

Saskatchewan Securities Commission

Registrar of Securities ,Government of the Yukon Territories

Security Registry Government of the Northwest Territories

The Toronto Stock Exchange

The New York Stock Exchange

Dear Sirs:

Subject:

Goldcorp Inc.

We confirm that the following English material was sent by prepaid mail on May 8, 2003 to the registered holders of Common shares of the subject Corporation:

1.

MD&A  (Including 2002 Consolidated Financial Statements)

2.

Letter / Notice / Management Information Circular

3.

Proxy

4.

First Quarter Interim Report

5.

Return Envelope

The First Quarter Report was mailed to all non-registered shareholders of the subject Corporation whose names appear on the Corporation’s Supplemental Mailing List in compliance with National Instrument 54-102.

We further confirm that items 1, 2, 3 & 5 of the above mentioned material, together with Supplemental Mailing List Cards, were sent by courier on May 8, 2003 to each intermediary holding Common Shares of the Corporation who responded to the search procedures in compliance with current securities legislation requirements.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as agent for the subject Corporation.

Yours truly,

(416) 263-9554

c: Darlene Parent ,Goldcorp Inc.